Exhibit 10.24
[Navitas Semiconductor Letterhead]
November 20, 2024

Ranbir Singh
[**]

Dear Ranbir:
This letter agreement (this “Agreement”) sets forth an agreement, effective as of the Effective Date provided in Section 13, among you, Navitas Semiconductor USA, Inc. (the “Company”) and Navitas Semiconductor Corporation (“NVTS”), regarding your election to the board of directors of NVTS (the “Board”) and the other matters set forth below. Accordingly, you, the Company and NVTS agree as follows:
1.Board Appointment. Within five business days after the Effective Date you will be nominated and appointed to a Class I directorship on the Board, effective as of the effective date of the Board action to authorize such appointment (the “Appointment Date”). Your initial term of office as a Class I director will begin on the Appointment Date and continue until the date of the NVTS 2025 annual stockholders’ meeting (currently contemplated to be held in June 2025) and until your successor is elected and qualified or your earlier resignation or removal. In addition, you will be nominated by the Board, and recommended by the Board for re-election, at the 2025 annual stockholders’ meeting, as a Class I director for a three-year term ending at the annual stockholders’ meeting to be held in 2028. You hereby agree that, upon your appointment or election to the Board, you will serve as a director in accordance with this Agreement.
2.Employment and Advisor Status. Your employment with the Company will end at the close of business on the Appointment Date, which will be your employment termination date for all purposes. Accordingly, except as otherwise provided in this Agreement, you will not be entitled to any further compensation, monies, or other benefits from the Company or NVTS, in your capacity as an employee, including coverage under any benefit plans or programs sponsored by the Company or NVTS, after the Appointment Date. Following the Appointment Date, you, the Company and NVTS may enter into supplementary agreements providing for advisory services from time to time, on such terms and conditions as may be mutually satisfactory. Under any such agreements you will provide advisory or consulting services as an independent contractor and not as an employee.
3.Duties and Responsibilities. As a member of the Board, your responsibilities will include, but will not be limited to, (a) acting in accordance with directors’ fiduciary duties owed to NVTS and its stockholders, including the duties of care, loyalty, good faith and confidentiality, in each case as imposed under the Delaware General Corporation Law (“DGCL”) or other applicable law, the Second Amended and Restated Certificate of Incorporation of NVTS, as amended, and the Amended and Restated Bylaws of NVTS, as amended; (b) using your best efforts to attend scheduled and special meetings of the Board; and (c) performing your obligations under this Agreement pursuant to its terms and subject to its conditions.
4.Affiliate Status. For as long as you are a member of the Board (and regardless of your ownership of NVTS common shares), you will be an “affiliate” (as defined in Rule 144(a) under the Securities Act of 1933 (“Securities Act”)) of NVTS. Accordingly, you (including with respect to other “persons” referred to in Rule 144(a)(2), as applicable) will be subject to reporting and other obligations imposed by Rule 144 under the Securities Act and Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). In addition, for as long as you continue to beneficially own (as defined in Rule 13d-3 under the Exchange Act) more than 5% of outstanding NVTS common shares, you will continue to be subject to reporting responsibilities and other obligations under Section 13 of the Exchange Act and applicable regulations thereunder, including without limitation the obligation to file ownership reports on Schedules 13D or 13G under the Exchange Act, as applicable. You are urged to consult with your own securities, tax and other counsel in connection with any transactions involving NVTS securities. The office of the NVTS general counsel will continue to provide filing support and other assistance to you in connection with Securities and Exchange Commission (“SEC”) reporting responsibilities.
**: Redacted pursuant to Item 601(a)(6) of Regulation S-K (17 CFR 229.601(a)(6)).

Ranbir Singh
November 20, 2024

5.Non-Employee Director Compensation.
(a)Compensation Elements. Upon your election to the Board you will be compensated under the NVTS non-employee director compensation program (“Program”), which, as of the Effective Date, provides for (a) a cash retainer of $45,000 per year, payable quarterly in arrears; and (b) an annual award of restricted stock units (“RSUs”) under the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (“Equity Plan”) having a grant date fair value of $140,000. You will not be eligible for appointment to any of the standing committees of the Board (including the audit committee, compensation committee and nominating and sustainability committee) unless and until the Board determines that, in the exercise of its judgment, you are independent of NVTS in accordance with applicable regulations and stock market rules. The listing rules of the Nasdaq Stock Market currently provide that a former officer or employee of an issuer cannot be considered independent of the issuer for at least three years after ceasing to be an officer or employee. Under the Program, RSUs are granted automatically to re-elected and continuing non-employee directors on the date of each annual stockholders’ meeting, and vest in full on the date of the immediately following annual stockholders’ meeting, provided the director has continuously served as a director until such time and, provided, further, that the subsequent meeting occurs within 30 days of the first anniversary of the previous year’s meeting (otherwise the RSUs will vest in full one year after the grant date). For Board service of less than a full calendar quarter or less than a full annual term, cash and RSU compensation is paid pro rata. The RSUs will be governed by and subject to the Equity Plan, customary award agreements thereunder and applicable NVTS policies. You will also be reimbursed for reasonable travel and related expenses incurred by you in the course of discharging your duties as a director. The foregoing notwithstanding, all elements of the Program are subject to termination or modification in the sole discretion of the Board or the compensation committee of the Board, provided that any such termination or modification applies only prospectively and affects all non-employee directors equally.
(b)Hart-Scott-Rodino Act Compliance. In the event that the vesting of any RSUs granted under the Program would trigger filing obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with regulations thereunder, the “HSR Act”), based on the value of NVTS voting securities that would be held by you (as “held” is defined under the HSR Act) as a result of such vesting and the applicable HSR Act threshold at such time, you will be solely responsible for monitoring the value of NVTS voting securities held or to be acquired, including through the vesting of RSUs, to determine if an HSR Act filing is required. If an HSR Act filing is required, you will promptly notify the Company in writing and will be solely responsible for preparing and timely submitting the required HSR Act filing, including payment of the applicable filing fee. You agree to comply with all applicable waiting periods and not to take any action to acquire additional NVTS voting securities until the HSR Act requirements have been satisfied. Upon receiving notice from you that an HSR Act filing is required, the Company shall cooperate with you in providing necessary information for the filing. You agree to indemnify and hold the Company and NVTS harmless from any penalties, fines or legal costs incurred as a result of your failure to comply with HSR Act requirements or the obligations set forth in this provision. The Company agrees to indemnify and hold you harmless from any penalties, fines or legal costs incurred as a result of the Company’s failure to cooperate or to provide accurate information for the HSR Act filing, provided you have complied with all obligations under this provision. In the event that an HSR Act filing is required and not completed, or if the applicable waiting period has not expired or been terminated, the Company reserves the right to suspend the vesting of RSUs until such time as the HSR Act requirements have been satisfied. The Company reserves the right to amend this Section 5(b) to comply with any changes to the HSR Act or related regulations, or to address any issues that arise in the administration of this section.
6. 2024 Bonus and Other Compensation.
(a)Subject to Sections 6(d), 10 and 13, you will receive your 2024 annual bonus in accordance with the NVTS annual bonus program, based on actual performance, at a target participation level of 60% (as a percentage of salary actually paid to you as an employee during 2024), with the opportunity to earn a bonus of up to 150% of the target amount depending on the extent to which corporate and individual performance goals reflecting your roles are achieved or exceeded. The bonus will be paid to you (if at all) at the same time and in the same form as 2024 annual bonuses are paid to other recipients. In addition, subject to Sections 6(d), 10 and 13, the Company will grant you a number of RSUs equal to (x) $379,000 divided by (y) the volume-weighted average closing price per share of NVTS common stock over the 20 consecutive trading days immediately preceding the grant date. These

Ranbir Singh
November 20, 2024

RSUs will be granted to you on or after the Appointment Date and not later than December 11, 2024, and will be fully vested upon grant. All amounts under this Section 6(a) will be subject to applicable wage and income tax withholdings and/or the sale to cover such taxes of settled shares, as applicable, and applicable Company and NVTS policies.
(b)Your medical, dental and vision benefits in effect on the Appointment Date will remain active up to and including the last day of the month in which the Appointment Date occurs (the “Coverage End Date”). Within 30 days after the Coverage End Date, the Company will provide (or cause to be provided) the necessary paperwork for you to elect continued COBRA coverage (the “COBRA Election Notice”). Subject to Sections 6(d), 10 and 13, and subject to you timely electing COBRA coverage in accordance with the COBRA Election Notice, (i) coverage will apply retroactively from and after the day immediately following the Coverage End Date; (ii) the Company shall continue to pay the employer portion of premiums for the 12-month period immediately following the Coverage End Date; and (iii) you shall be responsible for the employee portion of such premiums during the same period. After this 12-month period, you will be eligible to continue COBRA coverage and, if you elect to continue coverage, you will be responsible for the entire premium for the remainder of the applicable continuation period. You agree to make an initial COBRA payment for the full amount of the monthly premium (including the employer and employee portions) if necessary to initiate COBRA coverage under applicable enrollment systems, provided that upon written request the Company will reimburse you for the employer portion of any such payment. You also acknowledge and agree that, during the period between the Coverage End Date and the date COBRA coverage becomes effective as described above, you may be required to pay out-of-pocket for services and seek reimbursement from the applicable plan after effectiveness of COBRA coverage has been confirmed by the plan administrator.
(c)You hereby acknowledge and agree that, for all time periods up to and including the Appointment Date, you have been properly paid for all hours worked for the Company and have received all wages, bonuses and other compensation due to you on or before the Appointment Date, except for your pro rata 2024 annual bonus and the award of RSUs referred to above, which will be paid or granted to you as described above. You also acknowledge and agree that the amounts and benefits set forth in this Section 6 reflect all amounts and benefits to which you are entitled under your employment offer letter dated August 15, 2022 (“Employment Letter”), the letter agreement dated July 31, 2024 (“Letter Agreement”), the Navitas Semiconductor Executive Severance Plan, and any other agreement, plan or policy of the Company or NVTS applicable to you, and that you are not entitled to any other amounts or benefits under any of the foregoing or any other agreements, plans or policies with respect to time periods up to and including the Appointment Date.
(d) In furtherance of the foregoing, and as a condition to the Company’s and NVTS’ obligations to provide the consideration described in this Section 6, you agree to execute the waiver and release of claims attached as Schedule A, which is hereby incorporated by reference into this Agreement as if set forth in full herein (the “Release”), and return it to an officer of the Company together with a signed copy of the Agreement on or after the Appointment Date and before December 1, 2024.
7.LTIP Award. As a result of the termination of your employment, your long-term incentive performance award of non-qualified options to purchase up to 3,250,000 shares of NVTS common shares, dated August 15, 2022 (your “LTIP Award”), will terminate in its entirety effective as of the Appointment Date and, accordingly, you will have no further rights or obligations under the LTIP Award upon and following your appointment to the Board.
8.Other Activities. Following the Appointment Date, you may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate your obligations under this Agreement or your fiduciary obligations to NVTS and its stockholders. For the avoidance of doubt, the terms and conditions of Section 9 of the Letter Agreement will continue to apply following the Appointment Date, subject to your fiduciary duties as described in Section 3 of this Agreement. If by resolution the Board adopts a policy or rule limiting the number of private or public company boards on which non-employee directors may serve, you agree to comply with such policy. If, at any time, you are required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, you will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

Ranbir Singh
November 20, 2024

9.NVTS Shares. NVTS and the Company agree that none of the NVTS shares beneficially owned by you and your affiliates on the date hereof will be subject to any restrictions on sale or transfer following the Appointment Date except (a) for as long as you remain a member of the Board (or are otherwise engaged as a service provider), you will remain subject to the applicable provisions of the Navitas Semiconductor Insider Trading Policy applicable to “Insiders” as defined therein (including without limitation scheduled trading blackout periods, requirements to pre-clear transactions with the NVTS General Counsel, and restrictions on trading while in possession of material nonpublic information about NVTS or its securities); (b) restrictions and reporting requirements under applicable securities laws (including Rule 144 under the Securities Act and Sections 13 and 16 of the Exchange Act, as applicable); and (c) the daily volume limitations imposed by Section 2.10 of the Registration Rights Agreement among NVTS, you and the other parties thereto dated August 15, 2022, which restrictions will continue to apply in accordance with their terms. For the avoidance of doubt, the restrictions under the foregoing clauses (b) and (c) will continue to apply regardless of your status as a director. In addition, the Board will consider in good faith requests to pledge NVTS shares beneficially owned by you or an affiliate as security for the repayment of indebtedness, upon reasonable disclosure by you of the material terms and conditions of such indebtedness.
10.Confidential Information.
(a)General. You understand and acknowledge that during the course of your employment and Board service with the Company, you have had and will continue to have access to and learn about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company, NVTS and each of their respective parents, subsidiaries, affiliates, predecessors (including GeneSiC Semiconductor Inc.), successors and assigns (together with the Company and NVTS, individually or collectively, the “Employer Group”) and the Employer Group’s businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). You further understand and acknowledge that this Confidential Information and the Employer Group’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure of the Confidential Information by you may cause the Employer Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.
(b)Types of Confidential Information. For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: (i) sales information such as customer information, customer lists, distributor lists, market studies, customer pipeline information, marketing information, advertising information and pricing information, and information about customer purchasing and other contacts; (ii) financial information such as revenue, costs, inventory levels, channel inventory levels, and gross and net margin information, in each case whether historical or estimated for future periods; (iii) product and technology information such as product roadmaps and other plans, strategies, know-how, trade secrets, device configurations and designs, technologies, systems, materials, sources of materials, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results and specifications; (iv) business process information such as business practices, methods, policies, plans, publications, documents and operations; (v) commercial and corporate transaction information such as information about the existence and terms of contracts, transactions or potential transactions and relationships or potential relationships with customers, suppliers or other business partners, negotiations, pending negotiations, supplier information and vendor information; (vi) legal information such as actual or threatened claims, legal actions, investigations, and the status thereof; and (vii) personnel information such as staffing information, employee lists, compensation and benefits information, organizational reporting and related information, in each case of or relating to the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to any member of the Employer Group in confidence.
(c)Non-Exhaustive List. You understand that the above list is not exhaustive, and that Confidential Information also includes other information that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Ranbir Singh
November 20, 2024

(d)Information You Have Developed. You understand and agree that Confidential Information developed by you in the course of your past and future employment and service to the Employer Group is subject to the terms and conditions of this Agreement as if the Employer Group or its other employees furnished the same Confidential Information to you in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to you, provided that the disclosure is through no direct or indirect fault of yours or person(s) acting on your behalf.
(e)Disclosure and Use Restrictions. You agree and covenant:
(i)to treat all Confidential Information as strictly confidential;
(ii)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group, except as otherwise permitted by this Agreement (see Permitted Disclosures below); and
(iii)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as otherwise permitted by this Agreement (see Permitted Disclosures below), by applicable law, as required in the performance of your remaining authorized employment duties, or with the prior written consent of an authorized officer acting on behalf of the Employer Group (and then, such disclosure shall be made only within the limits and to the extent of such law or consent).
(f)Continuing Obligations. You understand and acknowledge that your obligations under this Agreement regarding any particular Confidential Information shall continue during and after your employment by, and Board service, to the Company and NVTS, as applicable, until the Confidential Information has become public knowledge other than as a result of your breach of this Agreement or a breach by those acting in concert with you or on your behalf.
(g)Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation without the need for permission from or notice to the Company. Nothing in this Agreement prohibits or restricts you (or your attorney) from filing a charge or complaint with any government agencies. Nothing in this Agreement in any way prohibits or is intended to restrict or impede you from discussing the terms and conditions of your employment with co-workers or union representatives, exercising protected rights under Section 7 of the National Labor Relations Act (NLRA), or otherwise disclosing information as permitted by law.
(h)Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(i)You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state or

Ranbir Singh
November 20, 2024

local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)If you file a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, you may disclose the Employer Group’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.
(i)Confidentiality of Agreement. You agree not to disclose the existence or terms of this Agreement to any individual or entity; provided, however, that you will not be prohibited from making disclosures to your spouse, domestic partner, attorney, tax advisors, or as may be required by law.
11.Remedies. In the event of a breach or threatened breach by you of Section 10 of this Agreement, you consent and agree that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If you fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to you under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
12.Section 409A.
(a)This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company and NVTS make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or NVTS be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
(b)In furtherance of the foregoing clause (a) and notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A that is not exempt from Section 409A as a short-term deferral or otherwise, and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
13.Review, Acceptance and Effectiveness of this Agreement. This Agreement (including the Release), signed by the Company and NVTS, is first being provided to you on or before the date hereof. By law you have at least 21 days after that date to review this Agreement, although you may sign this Agreement and the Release sooner if desired. Any changes made to this Agreement after the date it is first provided to you will not restart the 21-day period. To accept the terms and conditions of this Agreement, you must sign and return it and the

Ranbir Singh
November 20, 2024

Release to an officer of the Company before 5:00 p.m., Pacific Time, on December 10, 2024. This Agreement (including the Release) will become effective and binding on all parties on the date you sign and return it as provided above (the “Effective Date”), provided that (i) the form of this Agreement has been approved by the board of directors of the Company within four business days after the date hereof and (ii) if, after signing this Agreement, you timely revoke the release and waiver of ADEA Claims in accordance with subparagraph (b)(v) of Section 1 of the Release, then you will receive only those benefits under Section 6 of this Agreement as provided in subparagraph (b)(v) of Section 1 of the Release.
14.Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and your employment or termination of employment, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding to enforce this Agreement shall be brought only in any state or federal court located in Wilmington, Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
15.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by you and by an authorized representative of the Company. No waiver of any breach by a party, or of any condition or provision of this Agreement to be performed by another party, shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any party in exercising any right, power or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
16.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the parties.
17.Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall not be construed against either party as the author or drafter of the Agreement.
18.Successors and Assigns. The Company or NVTS may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and NVTS and their respective successors and assigns. You may not assign this Agreement in whole or in part without the Company’s prior written consent. Any purported assignment by you without such consent shall be null and void from the initial date of the purported assignment.
19.Entire Agreement; Effect on other Agreements. Unless specifically provided herein, this Agreement (including the Release) contains all of the understandings and representations between NVTS, the Company and you relating to the termination of your employment and your appointment to the Board, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, regarding such subject matter. Your Employment Letter and the Letter Agreement are each hereby amended to the extent necessary to give full effect to the terms ands conditions of this Agreement, but in all other respects shall remain unchanged.
20.Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The delivery of a signature page of an executed counterpart of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
[Signature Page Follows]

Ranbir Singh
November 20, 2024

Please indicate your agreement to the foregoing terms and conditions by signing where indicated below.
Yours very truly,
NAVITAS SEMICONDUCTOR USA, INC.

By:    /s/ Gene Sheridan
    Gene Sheridan
    President and CEO

NAVITAS SEMICONDUCTOR CORPORATION

By:    /s/ Gene Sheridan
    Gene Sheridan
    President and CEO

Acknowledged and agreed:

/s/ Ranbir Singh            Date: November 25, 2024
Ranbir Singh

Schedule A
Release and Waiver of Claims
1.Releases.
(1)General Release. In exchange for the consideration provided in Section 6 of the attached letter agreement (“Agreement”) (capitalized terms used and not otherwise defined in this Release and Waiver of Claims (this “Release”) have the meanings given in the Agreement), the undersigned employee or former employee of the Company (“Employee”) and Employee’s heirs, executors, representatives, administrators, agents, insurers and assigns (collectively, “Releasors”) hereby irrevocably and unconditionally fully and forever waive, release and discharge the Company (“Employer”), NVTS and each of their respective parents, subsidiaries, affiliates, predecessors, successors and assigns (together with Employer, collectively, the “Employer Group”), and each current or former officer, director, employee, stockholder, agent or representative of each current and past member of the Employer Group, in their corporate and individual capacities (together with the Employer Group, collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to Employee’s hiring, employment, compensation, benefits, termination or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time up to and including the date Employee signs and returns this Release to Employer, including but not limited to:
(i)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Florida Civil Rights Act, the Florida Whistleblower Protection Act, Florida Workers’ Compensation Law’s Retaliation provision, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida Omnibus AIDS Act, the Florida Domestic Violence Leave Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
(ii)any and all claims arising under tort, contract and quasi-contract law, including but not limited to claims of breach of an express or implied contract (including the Employment Letter, the Letter Agreement and the Navitas Semiconductor Executive Severance Plan), wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm;
(iii)any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released;
(iv)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and
(v)indemnification rights Employee has against the Employer Group.
However, this general release and waiver of claims excludes, and Employee does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; and (B) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB).
This general release and waiver of claims also excludes, and Employee does not waive, release, or discharge: (AA) the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to any government agencies about a condition or violation of law; and (BB) the right to seek or receive a monetary award from a government-administered whistleblower award program, except that Employee waives any right to monetary relief related to an administrative charge or complaint with the Equal Employment Opportunity Commission (EEOC) or any state or local fair employment practices agency.
(2)Release of Age Discrimination in Employment Act (ADEA) Claims. In further consideration of the payments and benefits provided to Employee in the Agreement, Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date Employee signs this Release, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, Employee hereby acknowledges and confirms that:
(i)Employee has read this subparagraph (b) in its entirety and understands all of its terms;
(vi)by the Agreement and this Release, Employee has been advised in writing that Employee has been given at least 21 days to review this Release (although Employee may sign it sooner if desired) and has been advised to consult with an attorney of Employee’s choosing before signing this Release;
(vii)Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the specific waiver and release set forth in this subparagraph (b) in addition to the general waiver and release set forth in subparagraph (a);
(viii)Employee is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;
(ix)Employee has seven days after signing and returning this Release to revoke the waiver and release given in this subparagraph (b) by following the instructions in the next sentence, but such revocation will be effective only as to Claims under the Age Discrimination in Employment Act (ADEA). For such revocation of ADEA Claims to be effective, Employee must deliver a written notice of revocation, before the end of the seven-day period, to the Employer by email to legalnotices@navitassemi.com or by overnight delivery to Navitas Semiconductor, 3520 Challenger Street, Torrance, CA 90503-1640, Attention: General Counsel. If Employee timely revokes the waiver and release of ADEA Claims as provided above, then (A) Employee will receive only those benefits provided under subparagraph (b) of Section 6 of the Agreement, which are provided in consideration for the waiver and release of non-ADEA Claims; (B) the other benefits provided under Section 6 of the Agreement, which are provided to Employee in consideration for the waiver and release of ADEA Claims, shall not be provided to Employee; and (C) all other provisions of this
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Release, including but not limited to the general waiver and release in subparagraph (a) (except insofar as it relates to ADEA Claims), shall remain in full force and effect; and
(x)Employee understands that the waivers and releases contained in this Release, including the specific waiver and release set forth in this subparagraph (b) in addition to the general waiver and release set forth in subparagraph (a), do not apply to rights and Claims that may arise after Employee signs this Release.
The foregoing notwithstanding, the waiver and release provided in this Release include the waiver and release of any rights of Employee to receive monetary or other benefits from any proceeding before the Equal Employment Opportunity Commission (EEOC), but do not prohibit or restrict Employee (or Employee’s attorney) from filing a charge with or participating in a proceeding before the EEOC.
1.Knowing and Voluntary Acknowledgement.
Employee specifically agrees and acknowledges that:
(1)Employee has read this Release in its entirety and understands all of its terms;
(2)by this Release, Employee has been advised to consult with an attorney before signing this Release and has consulted with such counsel as Employee believes was necessary before signing this Release;
(3)Employee knowingly, freely, and voluntarily assents to all of this Release’s terms and conditions including, without limitation, the waivers, releases, and covenants contained in it;
(4)Employee is signing this Release, including the waivers and releases, in exchange for good and valuable consideration which is either (i) in addition to anything of value to which Employee is otherwise entitled or (ii) an entitlement of Employee subject only to the condition that Employee signs this Release;
(5)Employee is not waiving or releasing rights or claims that may arise after Employee signs this Release; and
(6)Employee understands that the waivers and releases in this Release are being requested in connection with Employee’s termination of employment from the Employer Group.
[Signature Page Follows]
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Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN GIVEN AT LEAST 21 DAYS TO REVIEW THIS RELEASE AND THE RELATED AGREEMENT (ALTHOUGH EMPLOYEE MAY SIGN THEM SOONER IF DESIRED). EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THE AGREEMENT AND THIS RELEASE. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

NAVITAS SEMICONDUCTOR USA, INC.
By: /s/ Gene Sheridan Name: Gene Sheridan Title: President and CEO	Date: November 19, 2024
EMPLOYEE:
Signature: /s/ Ranbir Singh Name: Ranbir Singh	Date: November 25, 2024

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